Exhibit 10.8

FORM OF

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of [●], by and between Tapstone Energy Inc., a Delaware corporation (the “Company”) and [●] (the “Executive”).

WHEREAS, the Executive is an employee of Tapstone Energy, LLC, a Delaware limited liability company;

WHEREAS, it is anticipated that a subsidiary of the Company will merge with and into Tapstone Energy, LLC prior to the effectiveness of the Tapstone Energy Inc. Form S-1 Registration Statement filed with the Securities and Exchange Commission (such effectiveness being the “IPO”);

WHEREAS, this Agreement will be effective immediately prior to the IPO (the “Effective Date”) and contingent upon the IPO; and

WHEREAS, the Company desires to employ the Executive as its [●], subject to the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1. Employment and Duties.

(a) General. The Executive shall serve as the [●] of the Company, reporting to the [●]. The Executive shall have such duties and responsibilities, commensurate with the Executive’s position, as may be reasonably assigned to the Executive from time to time by [●]. The Executive’s principal place of employment shall be Oklahoma City, Oklahoma. Notwithstanding anything in this Agreement to the contrary, the Executive’s employment with the Company shall be on an “at-will” basis and he shall have no rights to continued employment with the Company. The Executive shall be responsible for [●].

(b) Exclusive Services. For so long as the Executive is employed by the Company, the Executive shall devote his or her full attention to his or her duties hereunder, shall faithfully serve the Company, shall in all respects conform to and comply with the lawful and good faith directions and instructions given to him or her by the Company, and shall use his best efforts to promote and serve the interests of the Company. Further, unless the Company consents in writing, the Executive shall not, directly or indirectly, render services to any other person or organization or otherwise engage in activities that would interfere significantly with his faithful performance of his duties hereunder. Notwithstanding the foregoing, the Executive may (i) serve on corporate boards, provided he receives prior permission from the Company’s Board of Directors (“Board”); and (ii) serve on corporate, civic, children sports organization or charitable boards or engage in charitable activities without remuneration therefor, provided that such activity does not contravene the first sentence of this Section 1(b).

(c) Dodd-Frank Act, Sarbanes-Oxley and Other Applicable Law Requirements. The Executive agrees (i) to abide by any compensation recovery, recoupment, anti-hedging, or other policy applicable to executives of the Company and its affiliates that is hereafter adopted by the Board or a duly authorized committee thereof to comply with applicable law as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), or other applicable law; and (ii) that the terms and conditions of this Agreement shall be deemed automatically and unilaterally amended to the minimum extent necessary to ensure compliance by the Executive and this Agreement with such policies, the Dodd-Frank Act, Sarbanes-Oxley, and any other applicable law.

2. Term of Employment. The Executive’s employment shall be covered by the terms of this Agreement, effective as of Effective Date, and shall continue for a period of two (2) years (“Term”), unless this Agreement (and the Executive’s employment hereunder) is otherwise terminated as set forth in this Agreement. Thereafter, this Agreement shall automatically renew thereafter for subsequent periods of one (1) year (“Renewal Term”), unless either party provides written notice to the other at least sixty (60) days prior to the end of the Term (or any Renewal Term thereafter) or unless this Agreement (and the Executive’s employment hereunder) is otherwise terminated as set forth in this Agreement.

3. Compensation and Benefits. Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to the Executive during the Term as compensation for services rendered hereunder:

(a) Base Salary. The Company shall pay to the Executive an annual salary (the “Base Salary”) at the rate of $[●], payable in substantially equal installments at such intervals as may be determined by the Company in accordance with the Company’s then current ordinary payroll practices as established from time to time. The Base Salary shall be reviewed in good faith by the Compensation Committee of the Board, or in the absence thereof, the Board (the “Committee”), based upon the Executive’s performance, not less often than annually.

(b) Annual Bonus. For each calendar year during the Term, the Executive shall be eligible for a performance-based cash bonus with a target of [●]% of the Executive’s Base Salary (the “Annual Target Bonus”), calculated by the Board in its sole and absolute discretion considering of the performance of the Company and the Executive. Such payment shall be made in two semi-annual payments in accordance with the Executive’s then ordinary payroll practices as established from time to time.

(c) Annual Equity Awards. Unless otherwise determined by the Committee, commencing in fiscal year [●] and on an annual basis thereafter, the Committee shall grant the Executive an annual equity award with a grant date fair value approximately equal to [●], subject to the terms and conditions set forth in the applicable award agreements.

(d) Employee Benefits. The Executive shall be entitled to participate in all employee benefit arrangements that the Company may offer to its executives of like status from time to time, and as may be amended from time to time.

(e) Expenses. The Executive shall be entitled to reimbursement of business expenses that are incurred in the ordinary course of business, in accordance with the applicable expense reimbursement policies and procedures of the Company as in effect from time to time.

(f) Indemnification Agreement. The Indemnification Agreement attached hereto as Exhibit A is incorporated into this Agreement by reference.

4. Rights Upon a Termination of the Executive’s Employment.

(a) Termination of Employment by the Company for Cause or by the Executive Without Good Reason. If the Executive’s employment is terminated by the Company for Cause, or the Executive voluntarily terminates his employment without Good Reason, then the Executive shall receive only the following from the Company: (i) any unpaid Base Salary accrued through the termination date, (ii) a lump sum payment for any accrued but unused paid time off, (iii) rights to elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and (iv) a lump sum payment for any previously unreimbursed business expenses incurred by the Executive on behalf of the Company during the term of his employment (collectively, such (i) through (iv) being the “Accrued Rights”).

(i) For purposes of this Agreement, the term “Cause” shall mean a termination by the Company of the Executive’s employment because of: (A) any act or omission that constitutes an intentional and material breach by the Executive of any of his obligations under this Agreement; (B) the Executive’s conviction of, or plea of nolo contendere to, (1) any felony or (2) another crime involving dishonesty or moral turpitude or which could reflect negatively upon the Company or otherwise impair or impede its operations; (C) the Executive willfully engaging in any misconduct, negligence, act of dishonesty, violence or threat of violence (including any violation of federal securities laws) that is materially injurious to the Company or any of its subsidiaries or affiliates; (D) the Executive’s intentional and material breach of a written policy of the Company or the rules of any governmental or regulatory body applicable to the Company that is or could be materially injurious to the Company; (E) the Executive’s willful and repeated refusal to follow the lawful directions of the Board; or (F) any other willful misconduct by the Executive which is materially injurious to the financial condition, operations or business reputation of the Company or any of its subsidiaries or affiliates. Notwithstanding anything in this Section 4(a)(i), no event or condition described in Sections 4(a)(i)(A), (C), (D), (E) or (F) shall constitute Cause unless (x) within ninety (90) days from the Board first acquiring actual knowledge of the existence of the Cause condition, the Board provides the Executive written notice of its intention to terminate his employment for Cause and the grounds for such termination; (y) such grounds for termination (if susceptible to correction) are not corrected by the Executive within thirty (30) days of his receipt of such notice (or, in the event that such grounds cannot be corrected within such thirty-day (30) period, the Executive has not taken all reasonable steps within such thirty-day (30) period to correct such grounds as promptly as practicable thereafter); and (z) the Board terminates the Executive’s employment with the Company immediately following expiration of such thirty-day (30) period. For purposes of this Section 4(a)(i), any attempt by the Executive to correct a stated Cause shall not be deemed an admission by the Executive that the Board’s assertion of Cause is valid. Notwithstanding anything in this Agreement to the contrary, if the Executive’s employment with the Company is terminated without Cause, the Company shall have the sole discretion to later use after-acquired evidence to retroactively re-characterize the prior termination for Cause if such after-acquired evidences supports such an action.

(ii) For purposes of this Agreement, the term “Good Reason” shall mean a voluntary termination by the Executive of his employment because of: (A) a material diminution in the Executive’s Base Salary; (B) a material diminution in the nature or scope of the Executive’s authority, duties, or responsibilities from those applicable to him or her as of the Effective Date; (C) the Company requiring the Executive to be based at any office or location more than fifty (50) miles from Oklahoma City; or (D) a material breach by the Company of any term or provision of this Agreement. No event or condition described in this Section 4 shall constitute Good Reason unless, (x) within ninety (90) days from the Executive first acquiring actual knowledge of the existence of the Good Reason condition described in this Section 4(a)(ii), the Executive provides the Board written notice of his intention to terminate his employment for Good Reason and the grounds for such termination; (y) such grounds for termination (if susceptible to correction) are not corrected by the Board within thirty (30) days of the Board’s receipt of such notice (or, in the event that such grounds cannot be corrected within such thirty-day (30) period, the Board has not taken all reasonable steps within such thirty-day (30) period to correct such grounds as promptly as practicable thereafter); and (z) the Executive terminates his employment with the Company immediately following expiration of such thirty-day (30) period. For purposes of this Section 4(a)(ii), any attempt by the Board to correct a stated Good Reason shall not be deemed an admission by the Board that the Executive’s assertion of Good Reason is valid.

(b) Termination of Employment by the Company Without Cause or by the Executive for Good Reason not in Connection with a Change In Control. If the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason other than within the one-year (1) period following a Change in Control (the “Protection Period”), then the Executive shall receive the following from the Company: (i) the Accrued Rights, (ii) [●] the Executive’s Base Salary, (iii) [●] the Executive’s Annual Target Bonus, (iv) the Executive’s outstanding and unvested time-based equity awards shall vest pro-rata, based on the number of completed months in the vesting period prior to the termination of employment, (v) the Executive’s outstanding and unvested performance-based equity awards shall vest pro-rata, based on the number of completed months during the performance period prior to the termination of employment, with the vesting of such awards deemed to occur at target levels, and (vi) a lump sum amount equal to twelve (12) months’ worth of the monthly premium payment to continue the Executive’s (and his family’s) existing group health, dental coverage and vision, calculated under the applicable provisions of COBRA, and calculated without regard to whether the Executive actually elects such continuation coverage (the “COBRA Benefits”) (collectively, (i) through (vi) being the “Involuntary Termination Severance Benefits”).

(i) For purposes of this Agreement, the term “Change in Control” shall have the meaning set forth in the Tapstone Energy Inc. 2017 Long-Term Incentive Plan (the “2017 Plan”) or any successor long-term equity incentive plan maintained by the Company if the 2017 Plan has terminated prior to the event constituting the Change in Control.

(c) Termination of Employment by the Company Without Cause or by the Executive for Good Reason in Connection with a Change in Control. If the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason during the Protection Period, then the Executive shall receive the following from the Company: (i) the Accrued Rights, (ii) two and a half times (2.5x) the Executive’s Base Salary, (iii) two and a half times (2.5x) the Executive’s Annual Target Bonus, (iv) full accelerated vesting of the Executive’s outstanding and unvested time-based equity awards, (v) full accelerated vesting of the Executive’s outstanding and unvested performance-based equity awards, with the vesting of such awards deemed to occur at maximum levels, and (vi) the COBRA Benefits (collectively, (i) through (vi) being the “Change in Control Severance Benefits”).

(d) Termination of Employment due to Death or Disability. If the Executive’s employment is terminated by the Company due to the Executive’s death or Disability, then the Executive shall receive the following from the Company: (i) the Accrued Rights, (ii) the Executive’s outstanding and unvested time-based equity awards shall vest pro-rata, based on the number of completed months in the vesting period prior to the termination of employment, and (iii) the Executive’s outstanding and unvested performance-based equity awards shall vest pro-rata, based on the number of completed months during the performance period prior to the termination of employment, with the vesting of such awards deemed to occur at target levels (collectively, (i) through (iii) being the “Death or Disability Severance Benefits”). For the avoidance of doubt, in the event of a termination under this Section 4(d), neither the Executive nor his estate shall be entitled to any payments under this Agreement except for the Death or Disability Severance Benefits.

(i) For purposes of this Agreement, the term “Disability” means that the Executive: (x) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; (y) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company; or (z) is determined by the Social Security Administration to be disabled. Notwithstanding the foregoing, the Executive shall not be considered to have incurred a “Disability” unless he or she furnishes proof of such impairment sufficient to satisfy the Board in its sole discretion.

(e) Form and Timing of Severance Benefits. The Involuntary Termination Severance Benefits, the Change in Control Severance Benefits and the Death or Disability Severance Benefits (collectively, the “Severance Benefits”), as applicable, shall be paid to the Executive no later than the forty-fifth (45th) day immediately following the Executive’s “separation from service” (as defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)), provided the Executive (or the Executive’s estate or legally appointed personal representative) first executes a release of any and all claims against the Company (set forth in Section 4(h), below) and the revocation period specified therein has expired without the Executive revoking such release. However, if such forty-five (45) day period straddles two (2) taxable years of the Executive, then the Company shall pay the Severance Benefits in the second of such taxable years, regardless of the taxable year in which the Executive actually delivers the executed release of claims.

(f) No Continued Benefits Following Termination. Unless otherwise specifically provided in this Agreement or contemplated by another agreement between the Executive and the Company, or as otherwise required by law, all compensation, equity plans, and benefits payable to the Executive under this Agreement shall terminate on the date of termination of the Executive’s employment with the Company under the terms of this Agreement.

(g) Resignation from Directorships, Officerships and Fiduciary Titles. The termination of the Executive’s employment for any reason shall constitute the Executive’s immediate resignation from (i) any officer or employee position the Executive has with the

Company, unless mutually agreed upon by the Executive and the Board; (ii) any position on the Board; and (iii) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts established by the Company. The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance.

(h) Waiver and Release. Notwithstanding any other provisions of this Agreement to the contrary, unless expressly waived in writing by the Board in its sole discretion, the Company shall not make or provide any Severance Benefits under this Section 4 (other than the Accrued Rights), unless the Executive timely executes and delivers to the Company a general release (which shall be provided by the Company not later than five (5) days from the date on which the Executive’s employment is terminated and be substantially in the form attached hereto as Exhibit B), whereby the Executive (or his estate or legally appointed personal representative) releases the Company (and affiliates of the Company and other designated persons) from all employment based or related claims of the Executive and all obligations of the Company to the Executive other than with respect to (x) the Company’s obligations to make and provide the Severance Benefits and (y) any vested benefits to which the Executive is entitled under the terms of any Company benefit or equity plan, and the Executive does not revoke such release within any applicable revocation period following the Executive’s delivery of the executed release to the Company. If the requirements of this Section 4(h) are not satisfied by the Executive (or his estate or legally appointed personal representative), then no Severance Benefits (other than the Accrued Rights) shall be due to the Executive (or his estate) pursuant to this Agreement.

(i) Notice of Termination. Any termination of employment by the Company or the Executive shall be communicated by a written “Notice of Termination” to the other party hereto given in accordance with Section 8(m) of this Agreement. In the event of a termination by the Company for Cause, the Notice of Termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specify the date of termination. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

5. Non-Solicitation and Confidentiality. As a condition to continued employment, the Executive shall execute the Non-Solicitation and Confidentiality Agreement attached hereto as Exhibit C (the “Restrictive Covenants”). Any breach (or threatened breach) by the Executive of his obligations under the Restrictive Covenants, as determined by the Board in its reasonable discretion, shall constitute a material breach of this Agreement.

6. Section 280G Gross-Up Payment.

(a) If, during the term of the Executive’s employment, there is a change in ownership or control of the Company that causes any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 6(a)) (a “Payment”) to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (such excise tax, together with any interest or penalties incurred by the Executive with respect to such excise tax, being the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive will retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The Gross-Up Payment shall be paid to the Executive no later than the end of the taxable year next following the taxable year in which the Executive remits the taxes related to the Gross-Up Payment.

(b) Determination of the Gross-Up Payment. Subject to the provisions of Section 6(c), all determinations required to be made under this Section 6(b), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm or nationally recognized law firm designated by the Company and reasonably acceptable to the Executive (the “Authorized Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment with respect to which the Executive in good faith believes a Gross-Up Payment may be due under this Section 6(b), or such earlier time as is requested by the Company. All fees and expenses of the Authorized Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 6(b), shall be paid by the Company to the Executive within five (5) days of the later of (i) the due date for the payment of any Excise Tax and (ii) the receipt of the Authorized Firm’s determination. Any determination by the Authorized Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Authorized Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 6(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Authorized Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to the Executive or for the Executive’s benefit. The previous sentence shall apply equally to any overpayment of a Gross-Up Payment.

(c) Procedures. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty-day (30) period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim;

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii) cooperate with the Company in good faith in order effectively to contest such claim; and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 6(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, to the extent permitted by law, the Company shall advance the amount of such payment to the Executive on an interest-free basis (which shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid) and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further that any extension of the statute of limitations relating to payment of taxes for the Executive’s taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) Refund. If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 6(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company complying with the requirements of Section 6(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the Executive receives an amount advanced by the Company pursuant to Section 6(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

7. Section 409A of the Code. This Agreement is intended to either avoid the application of, or comply with, Section 409A of the Code. To that end this Agreement shall at all times be interpreted in a manner that is consistent with Section 409A of the Code. Notwithstanding any other provision in this Agreement to the contrary, the Company shall have the right, in its sole discretion, to adopt such amendments to this Agreement or take such other actions (including amendments and actions with retroactive effect) as it determines is necessary or appropriate for this Agreement to comply with Section 409A of the Code. Further:

(a) Any reimbursement of any costs and expenses by the Company to the Executive under this Agreement shall be made by the Company in no event later than the close of the Executive’s taxable year following the taxable year in which the cost or expense is incurred by the Executive. The expenses incurred by the Executive in any calendar year that are eligible for reimbursement under this Agreement shall not affect the expenses incurred by the Executive in any other calendar year that are eligible for reimbursement hereunder and the Executive’s right to receive any reimbursement hereunder shall not be subject to liquidation or exchange for any other benefit.

(b) Any payment following a separation from service that would be subject to Section 409A(a)(2)(A)(i) of the Code as a distribution following a separation from service of a “specified employee” (as defined under Section 409A(a)(2)(B)(i) of the Code) shall be made on the first to occur of (i) ten (10) days after the expiration of the six (6) month period following such separation from service, (ii) death or (iii) such earlier date that complies with Section 409A of the Code.

(c) Each payment that the Executive may receive under this Agreement shall be treated as a “separate payment” for purposes of Section 409A of the Code.

8. Miscellaneous.

(a) Defense of Claims. The Executive agrees that, during and following the Term, upon request from the Company, the Executive will cooperate with the Company in the defense of any claims or actions that may be made by or against the Company that affect the Executive’s prior areas of responsibility, except if the Executive’s reasonable interests are adverse to the Company in such claim or action. The Company agrees to promptly reimburse the Executive for all of the Executive’s reasonable legal fees, travel and other direct expenses incurred, or to be reasonably incurred – and, if the Executive is no longer employed with the Company, to compensate the Executive (at a pro rata hourly rate calculated based on the Executive’s salary at the time of the Executive’s separation) for the Executive’s time – to comply with the Executive’s obligations under this Section 8(a).

(b) Non-Disparagement. The Executive agrees that at no time during or after the termination of the Executive’s employment shall the Executive make, or cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company or its affiliates or any of its respective directors, officers or employees.

(c) Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan or agreement which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. The Executive shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

(d) Amendment, Waiver. This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

(e) Entire Agreement. This Agreement, the Exhibits attached hereto, and the agreements specifically incorporated herein are the entire agreement and understanding of the parties hereto with respect to the matters covered herein and supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder.

(f) Governing Law. This Agreement shall be performable, governed by and construed in accordance with the laws of the State of Oklahoma, without regard to conflict of laws principles thereof.

(g) Disputes; Venue. Any disputes, claims and counterclaims under this Agreement shall be resolved in accordance with any internal dispute resolution policy of the Company in effect from time to time, including any arbitration provisions thereof. The prevailing party in any dispute that is resolved by the dispute resolution policy shall be entitled to recover from the other party reasonable attorneys’ fees, costs and expenses incurred by the prevailing party in connection with such dispute resolution policy.

(h) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(i) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(j) Specific Performance/Injunctive Relief. In the event of the Executive’s breach or violation of any of the Restrictive Covenants contained in Section 5 and Exhibit C, the parties agree that, in addition to any other remedies it may have, the Company shall be entitled to equitable relief for specific performance, and the Executive hereby agrees and acknowledges that the Company has no adequate remedy at law for the breach of the employment covenants contained herein.

(k) No Assignment. Neither this Agreement nor any of the Executive’s rights and duties hereunder, shall be assignable or delegable by the Executive. Any purported assignment or delegation by the Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is successor or any parent, subsidiary or other affiliate of the Company without the consent of the Executive. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity. Failure of a purchaser to assume this Agreement (as is) in a Change in Control shall be deemed to be a material breach of this Agreement.

(l) Successors; Binding Agreement. Upon the death of the Executive, this Agreement shall be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and/or legatees.

(m) Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three (3) days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:	Tapstone Energy Inc.
100 East Main Street
Oklahoma City, OK 73104
Attn: Human Resources

With a Copy to:	Andrews Kurth Kenyon LLP
600 Travis Street, Suite 4200
Houston, TX 77002
Attn: G. Michael O’Leary and Anthony Eppert

If to the Executive:

(n) Withholding of Taxes. The Company may withhold from any amounts or benefits payable under this Agreement all taxes it may be required to withhold pursuant to any applicable law or regulation.

(o) Headings. The section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit or interpret the scope of this Agreement or of any particular section.

(p) Construction. Whenever the context so requires herein, the masculine shall include the feminine and neuter, and the singular shall include the plural. The words “includes” and “including” as used in this Agreement shall be deemed to be followed by the phrase “without limitation.” The word “or” is not exclusive.

(q) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(r) Survival. This Agreement shall terminate upon the termination of employment of the Executive; however, the following shall survive the termination of the Executive’s employment and/or the expiration or termination of this Agreement, regardless of the reasons for such expiration or termination: Section 3(f) (“Indemnification Agreement”) and its corresponding Exhibit A, Section 4 (“Rights Upon a Termination of the Executive’s Employment”) and its corresponding Exhibit B, Section 5 (“Non-Solicitation and Confidentiality”) and its corresponding Exhibit C, Section 6 (“Section 280G Gross-Up Payment”), Section 8(a) (“Defense of Claims”), Section 8(b) (“Non-Disparagement”), Section 8(e) (“Entire Agreement”), Section 8(f) (“Governing Law”), Section 8(g) (“Disputes; Venue”), Section 8(j) (“Specific Performance/Injunctive Relief”), Section 8(l) (“Successors/Binding Agreement”), and Section 8(m) (“Notices”).

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the Effective Date.

EXECUTIVE:	TAPSTONE ENERGY INC.:

Signature:	By:

Print Name:	Its:

Date:	Date:

EXHIBIT A

TAPSTONE ENERGY INC.

INDEMNIFICATION AGREEMENT

[TO BE ATTACHED]

EXHIBIT B

TAPSTONE ENERGY INC.

WAIVER AND RELEASE

This Waiver and Release (this “Agreement”) is made and entered into by and between Tapstone Energy Inc., a Delaware corporation (the “Company”) and [●] (“Employee”), each referred to collectively as the “Parties”, and individually as “Party.”

WHEREAS, the Company and Employee are parties to that certain Employment Agreement dated                      (the “Employment Agreement”);

WHEREAS, pursuant to the Employment Agreement, in consideration of the right to receive the Severance Benefits (as defined in the Employment Agreement), Employee must sign, return and not revoke this Agreement;

WHEREAS, the Company has executed and delivered this Agreement to Employee for his review and consideration as of                      the (“Delivery Date”); and

WHEREAS, Employee and the Company each desire to settle all matters related to Employee’s employment by the Company.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in the Employment Agreement and in this Agreement, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Parties agree as follows:

1. Release of Company. In consideration for the right to receive the Severance Benefits in accordance with the terms of the Employment Agreement and the mutual promises contained in the Employment Agreement and in this Agreement, Employee (on behalf of himself/herself, his/her heirs, administrators, representatives, executors, successors and assigns) hereby releases, waives, acquits and forever discharges the Company, its predecessors, successors, parents, subsidiaries, assigns, agents, current and former directors, officers, employees, partners, representatives, and attorneys, affiliated companies, and all persons acting by, through, under or in concert with the Company (collectively, the “Released Parties”), from any and all demands, rights, disputes, debts, liabilities, obligations, liens, promises, acts, agreements, charges, complaints, claims, controversies, and causes of action of any nature whatsoever, whether statutory, civil, or administrative, that Employee now has or may have against any of the Released Parties, arising in whole or in part at any time on or prior to the execution of this Release, in connection with his or her employment by the Company or the termination thereof.

This release specifically includes, but is not limited to, any claims of discrimination of any kind, breach of contract or any implied covenant of good faith and fair dealing, tortuous interference with a contract, intentional or negligent infliction of emotional distress, breach of privacy, misrepresentation, defamation, wrongful termination, or breach of fiduciary duty; provided, however, that the foregoing release shall not release the Company from the performance of its obligations under this Agreement.

Additionally, this release specifically includes, but is not limited to, any claim or cause of action arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C.A. §§ 2000 et seq., as

EXHIBIT B

amended by the Civil Rights Act of 1991; the Americans With Disabilities Act, 42 U.S.C. §§ 12101 et seq.; 42 U.S.C. §§ 1981; the Civil Rights Act of 1991, as amended; the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq.; the Older Workers Benefit Protection Act of 1990; the Employment Retirement Income Security Act of 1974, 29 U.S.C. §§ 1001 et seq.; the Family and Medical Leave Act; the Fair Labor Standards Act; the Oklahoma Anti-Discrimination Act, Okla. Stat. tit. 25, §§ 1101 et seq.; the Oklahoma Minimum Wage Act, Okla. Stat. tit. 40, §§ 197.1 et seq.; the Oklahoma Standards for Workplace Drug and Alcohol Testing Act, Okla. Stat. tit. 40, §§ 551 et seq.; Oklahoma Administrative Workers’ Compensation Act (discrimination and/or retaliation claims), Okla. Stat. tit. 85A, § 7; or any other federal, state or local statute or common law cause of action of similar effect regarding employment related causes of action of employees against their employer.

2. Waiver of Certain Claims, Rights or Benefits. Without in any way limiting the generality of Section 1 above, by executing this Agreement and accepting the Severance Benefits, Employee specifically agrees to release all claims, rights, or benefits he or she may have for age discrimination arising out of or under the age Discrimination in Employment Act of 1967, 29 U.S.C. § 621, et seq., as currently amended, or any equivalent or comparable provision of state or local law.

3. Acknowledgements of Employee.

(a) Employee represents and acknowledges that in executing this Agreement, Employee does not rely and has not relied upon any representation or statement made by the Company, or its agents, representatives, or attorneys with regarding to the subject matter, basis or effect of this Agreement or otherwise, and that Employee has engaged, and been represented by, an attorney of Employee’s choosing in the negotiation and execution of this Agreement. Employee acknowledges that Employee has been advised by the Company to consult with counsel of Employee’s choosing with regard to the negotiation and execution of this Release, and has had an opportunity to do so.

(b) EMPLOYEE UNDERSTANDS THAT BY SIGNING AND NOT REVOKING THIS RELEASE, EMPLOYEE IS WAIVING ANY AND ALL RIGHTS OR CLAIMS WHICH EMPLOYEE MAY HAVE UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT AND/OR THE OLDER WORKERS’ BENEFIT ACT FOR AGE DISCRIMINATION ARISING FROM EMPLOYMENT WITH THE COMPANY, INCLUDING, WITHOUT LIMITATION, THE RIGHT TO SUE THE COMPANY IN FEDERAL OR STATE COURT FOR AGE DISCRIMINATION. EMPLOYEE FURTHER ACKNOWLEDGES THAT EMPLOYEE (i) DOES NOT WAIVE ANY CLAIMS OR RIGHTS THAT MAY ARISE AFTER THE DATE THIS AGREEMENT IS EXECUTED; (ii) WAIVES CLAIMS OR RIGHTS ONLY IN EXCHANGE FOR CONSIDERATION IN ADDITION TO ANYTHING OF VALUE TO WHICH EMPLOYEE IS ALREADY ENTITLED; AND (iii) AGREES THAT THIS AGREEMENT IS WRITTEN IN A MANNER CALCULATED TO BE UNDERSTOOD BY EMPLOYEE AND EMPLOYEE, IN FACT, UNDERSTANDS THE TERMS, CONTENTS, CONDITIONS AND EFFECTS OF THIS AGREEMENT AND HAS ENTERED INTO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY.

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(c) Employee acknowledges that he has been fully compensated for all labor and services performed for the Company and has been reimbursed for all business expenses incurred on behalf of the Company through the date of termination of employment, and that the Company does not owe Employee any expense reimbursement amounts, or wages, including vacation pay or paid time-off benefits.

(d) Notwithstanding anything contained in this Agreement to the contrary, this Agreement does not constitute a release nor a waiver of any of the following claims: (i) Employee’s right to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other governmental agency with jurisdiction to regulate employment conditions or regulations, provided further that Employee does release and relinquish any right to receive any money, property, or any other thing of value, or any other financial benefit or award, as a result of any proceeding of any kind or character initiated by any such governmental agencies or organizations; (ii) claims pursuant to the terms and conditions of the federal law known as COBRA or similar state law; (iii) claims for indemnity under any indemnification agreement with the Company or under its organizational documents, as provided by Oklahoma law or under any applicable insurance policy with respect to Employee’s liability as an employee, director or officer of the Company or its affiliates; and (iv) claims Employee may have as an employee participating in the Company’s qualified retirement plan.

4. Confidentiality. Employee agrees to keep this Agreement, its terms, and the amount of the Severance Benefits completely confidential; provided, however, that he or she may reveal such information to his or her attorney, accountants, financial advisor, spouse, or as required by a court of competent jurisdiction, or as otherwise required by law.

5. Time Period for Enforceability/Revocation of Agreement. The Company’s obligations under this Agreement are contingent upon Employee executing and delivering this Agreement to the Company. Employee may take up to twenty-one (21) days from the Delivery Date (the “Consideration Period”) to consider this Agreement prior to executing it. Employee may execute and deliver this Agreement at any time during the Consideration Period. Any changes made to this Agreement after the Delivery Date will not restart the running of the Consideration Period. Any execution and delivery of this Agreement by Employee after the expiration of the Consideration Period shall be unenforceable, and the Company shall not be bound thereby. Employee shall have seven (7) days after execution of this Agreement to revoke (“Revocation Period”) Employee’s consent to this Agreement by executing and delivering a written notice of revocation to the Company. No such revocation by Employee shall be effective unless it is in writing and signed by Employee and received by the Company prior to the expiration of the Revocation Period. Upon delivery of a notice of revocation to the Company, the obligations of the Parties under this Agreement shall be void and unenforceable, with the exception of Employee’s obligation to keep this Agreement confidential under Section 4 above.

6. Effective Date. This Agreement shall become effective as of the date on which it is executed by Employee, provided that it is also signed by the Company and provided that Employee does not timely revoke this Agreement in accordance with the provisions of Section 5.

7. Governing Law, Jurisdiction & Venue. This Agreement, and any and all interactions between the Parties arising under or resulting from this Agreement, is governed by and construed in

EXHIBIT B

accordance with the laws of the State of Oklahoma, exclusive of its choice of law principles. Each Party irrevocably consents to the personal jurisdiction of the state or federal courts located in Oklahoma with regard to any dispute arising out of relating to this Agreement. All payments due hereunder and all obligations performable hereunder shall be payable and performable at the offices of the Company in Oklahoma. Employee represents to the Company that Employee has not filed any charge or complaint, nor initiated any other proceedings, against the Company or any of its employees or agents, with any governmental entity or court.

8. Injunctive Relief. Notwithstanding any other term of this Agreement, it is expressly agreed that a breach of this Agreement will cause irreparable harm to the Company and that a remedy at law would be inadequate. Therefore, in addition to any and all remedies available at law, the Company will be entitled to injunctive and/or other equitable remedies in the event of any threatened or actual violation of any of the provisions of this Agreement.

9. Entire Agreement. The Employment Agreement and this Agreement is the entire agreement between the Parties pertaining to the matters encompassed within it, and supersedes any other agreement, written or oral, that may exist between them relating to the matters encompassed herein, except that this Agreement does not in any way supersede or alter covenants not to compete, non-disclosure or non-solicitation agreements, or confidentiality agreements that may exist between Employee and the Company.

10. Severability. If any provision of this Agreement is found to be illegal or unenforceable, such finding shall not invalidate the remainder of this Agreement, and that provision shall be deemed to be severed or modified to the minimum extent necessary to equitably adjust the Parties’ respective rights and obligations under this Agreement.

11. Execution. This Agreement may be executed in multiple counterparts, each of which will be deemed an original for all purposes. Facsimile copies of signature to this Agreement are as valid as original signatures.

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EXHIBIT B

EMPLOYEE’S SIGNATURE BELOW MEANS THAT EMPLOYEE HAS READ THIS AGREEMENT AND AGREES AND CONSENTS TO ALL THE TERMS AND CONDITIONS CONTAINED HEREIN.

TAPSTONE ENERGY INC.	EMPLOYEE
The “Company”

By:	Signature:

Its:	Print Name:

Dated:	Dated:

EXHIBIT C

TAPSTONE ENERGY INC.

NON-SOLICITATION & CONFIDENTIALITY AGREEMENT

This Non-Solicitation & Confidentiality Agreement (this “Agreement”) is made and entered into by Tapstone Energy Inc., a Delaware corporation (the “Employer”) and [●] (the “Employee”) and is effective as of [            ], 2017 (the “Effective Date”). In consideration of the mutual promises made herein, the parties hereto agree to the terms and conditions set forth below.

1. Definitions. As used within this Agreement, the following definitions shall apply:

(a) “Affiliates” means the Employer’s parents, subsidiaries, partners, agents, successors, assigns, and any other related or affiliated entities.

(b) “Confidential Information” means information of any kind, nature, or description, that (i) relates to the Employer’s business or the business of Affiliates, (ii) provides the Employer or Affiliates economic value or any business advantage, (iii) is not generally known to the public, and (iv) is learned or developed by the Employee as a direct or indirect result of, or during the course of, the Employee’s employment with the Employer. Confidential Information includes, but is not limited to, the Employer’s trade secrets, Affiliates’ trade secrets, and inventions and may also relate to, without limitation: any customer; business, merchandise, or marketing procedures, processes, and services; hardware; software; research; marketing; developments; products; product lines; design; purchasing; finances and financial affairs; accounting; merchandising; selling; engineering; employees; training; business practices; acquisitions; potential acquisitions; customer lists; customer contact lists; vendor lists; supplier lists; pricing; pricing agreements; merchandise resources; supply resources; service resources; system designs; procedures or manuals; policies; the prices the Employer or Affiliates obtain or have obtained or at which they sell or have sold their services or products; or the name of the Employer’s or Affiliates’ personnel and those to whom the personnel report.

(c) “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust, or any other entity or organization.

(d) “Restricted Customer” means those Persons to which the Employer has sold or provided products or services to at any time during the twelve (12) months during and immediately prior to the Employee’s last day of employment and to which the Employer anticipates continuing to sell or provide products or services to following the Employee’s termination, and with respect to which the Employee has participated in any efforts related to the sales, marketing, negotiation or provision of goods or services, had contact with or supervised employees who had contact with, or received Confidential Information about within the twelve (12) months immediately prior to the Employee’s last day of employment.

2. Covenants of the Employer and the Employee.

(a) Covenants of the Employer. The Employee acknowledges that the Employer is an oil and natural gas company that, on an ongoing basis, receives, creates, and maintains highly confidential third-party and proprietary information. As a result of the employment relationship that is continued because of this Agreement, upon the full execution hereof, the Employer will provide the Employee with (i) Confidential Information and access to such information,

EXHIBIT C

(ii) specialized training, including self-study materials and course work, classroom training, on-line training, on-the-job training, or instruction as to the Employer’s products, services, operations, and methods of protecting Confidential Information, and/or (iii) goodwill support such as expense reimbursements in accordance with the Employer’s policies, Confidential Information related to the Employer’s current and prospective clients, customers, and business associates, or contact and relationships with current and potential clients, customers, and business associates, to help the Employee develop goodwill for the Employer. The foregoing is not contingent upon continued employment of the Employee for any length of time, but is contingent upon the Employee’s full compliance with the restrictions in Section 2 and Section 3. The Employee specifically acknowledges that the items described in (i), (ii), and (iii) above will be items that the Employee has not previously been given and that the Employee would not be given but for the execution of this Agreement.

(b) Covenants of the Employee. The Employee agrees not to, directly or indirectly, participate in the unauthorized use, disclosure, or conversion of any Confidential Information. Specifically, but without limitation, the Employee agrees not to use Confidential Information for his or her sole benefit, or for the benefit of any person or entity in any other way that harms the Employer or diminishes the value of the Confidential Information to the Employer. The Employee also agrees to use the specialized training, goodwill, and contacts developed with the Employer’s customers and contractors for the exclusive benefit of the Employer, and agrees not to use these items at any time in a way that would harm the business interests of the Company. Notwithstanding the foregoing, nothing in this Agreement prohibits the Employee from communicating with an appropriate governmental agency or entity regarding a possible violation of federal law or regulation or making disclosures that are protected under any whistleblower provisions of law or regulation. Importantly, the Employee is encouraged to communicate any such concerns directly with the Employer.

(c) Settlement of Rights. By this Agreement, the Employer is providing the Employee with new rights that were not previously in existence. In exchange for the foregoing and the additional terms agreed to in this Agreement, as well as the terms set forth in the Employment Agreement by and between the Employer and the Employee, the Employee agrees that (i) he or she is being provided with access to Confidential Information, specialized training, and the Employer’s goodwill with its customers and other persons, to which he or she has not previously had access, (ii) all goodwill developed with the Employer’s clients, customers, and other business contacts by the Employee during past employment with the Employer are the exclusive property of the Employer, and (iii) the Confidential Information and specialized training received by the Employee during any past employment with the Employer will be used only for the benefit of the Employer. The Employee waives and releases any claim that he or she should be able to use, for the benefit of any competing person or entity, client, and customer goodwill, specialized training, or Confidential Information that was previously received or developed by the Employee while working for the Employer.

(d) Goodwill with Customers. The Employee acknowledges that the Employer and the Affiliates have lasting relationships with their customers and own the goodwill in the Employee’s relationships with customers that the Employee will or has developed or maintained in the course and scope of the Employee’s employment with the Employer. If the Employee owned goodwill in a relationship with a customer when the Employee commenced employment with the Employer, then the Employee hereby assigns any and all such goodwill to the Employer, and the Employer shall become the owner of such goodwill.

EXHIBIT C

(e) The Employer’s Property. All documents and things provided to the Employee by the Employer or its Affiliates for use in connection with the Employee’s employment, or created by the Employee in the course and scope of the Employee’s employment with the Employer, are the property of the Employer or its Affiliates and shall be held by the Employee as a fiduciary on behalf of the Employer. Immediately upon termination of the Employee’s employment - without the requirement of a prior demand by the Employer - the Employee shall surrender to the Employer all such documents and things, including, but not limited to, all Confidential Information and all documents and things related to Restricted Customers, together with all copies, recording abstracts, notes, reproductions or electronic versions of any kind made from or about the documents and things and the information they contain.

(f) Duty of Loyalty. The Employee understands that by virtue of employment with the Employer, the Employee owes the Employer a duty of loyalty and agrees to treat all Confidential Information, training, relationships with customers, goodwill, and property entrusted to the Employee as a fiduciary. The Employee agrees to use such training and maintain and protect such Confidential Information, customer relationships, goodwill, and property solely for the Employer’s benefit. The Employee further agrees that nothing in this Agreement shall limit, in any way, the fiduciary duties that the Employee owes to the Employer under any applicable law, apart from this Agreement.

3. Non-Solicitation. The Employee agrees that the following covenants are reasonable and necessary agreements for the protection of the business interests covered in the fully enforceable, ancillary agreements set forth in this Agreement, including those in Section 2.

(a) Non-Solicitation of Restricted Customers. The Employee agrees that while employed by the Employer and for twelve (12) months after the last day of employment, regardless of the reason for termination of employment, the Employee shall not solicit a Restricted Customer for the sale or provision of goods and/or services. This paragraph is geographically limited to wherever any Restricted Customer can be found or is available for solicitation, which the parties stipulate is a reasonable geographic area because of the scope of the Employer’s operations and the Employee’s employment with the Employer. The Employee may not avoid the purpose and intent of this paragraph by engaging in conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods.

(b) Non-Solicitation of Employees and Contractors. The Employee agrees that while employed by the Employer and for twelve (12) months after the last day of employment, regardless of the reason for termination of employment, the Employee shall not directly or indirectly solicit, cause to be solicited, assist, or otherwise be involved with the solicitation of, any employee, contractor or other person to terminate that person’s employment, contract or relationship with the Employer or to breach that person’s employment agreement or contract with the Employer.

(c) Early Resolution Conference. This Agreement is understood to be clear and enforceable as written and is executed by both parties on that basis. However, should the Employee

EXHIBIT C

later challenge any provision as unclear, unenforceable, or inapplicable to any activity in which the Employee intends to engage, the Employee will first notify the Employer in writing and meet with the Employer’s representative and a neutral mediator (if the Employer elects to retain one at its expense) to discuss resolution of any disputes between the parties. The failure to comply with this requirement shall waive the Employee’s right to challenge the reasonable scope, clarity, applicability, or enforceability of this Agreement and its restrictions at a later time. All rights of both parties will be preserved if the Early Resolution Conference requirement is complied with even if no agreement is reached in the conference. The Employee further agrees that during the term of the restrictions in Sections 3(a) and 3(b), the Employee will communicate the Employee’s obligations under this Agreement to each new employer, which shall include providing each new employer with a copy of this Agreement.

4. Survival/Enforcement of Restrictive Covenants.

(a) Survival of Covenants. Each restriction set forth in Sections 2 and 3 shall survive the termination of the Employee’s employment with the Employer. The existence of any claim or cause of action of the Employee against the Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of any covenant contained in this Agreement. In the event an enforcement remedy is sought under Sections 3(a) or 3(b), the periods of time provided in those Sections shall be extended by one day for each day the Employee failed to comply with the restriction at issue.

(b) Remedies. In the event of breach or threatened breach by the Employee of any provision of Section 2 or Section 3 of this Agreement, the Employer shall be entitled to (i) injunctive relief by temporary restraining order, temporary injunction, or permanent injunction, (ii) recovery of all attorneys’ fees and costs incurred by the Employer in obtaining such relief, and (iii) any other legal and equitable relief to which the Employer may be entitled, including without limitation any and all monetary costs and damages which the Employer may incur as a result of any such breach or threatened breach. An agreed amount for the bond to be posted if an injunction is sought by the Employer is Five Hundred Dollars ($500). The Employer may pursue any remedy available, without limitation, including declaratory relief, concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation, and the pursuit of one such remedy at any time will not be deemed an election of remedies or waiver of the right to pursue any other remedy.

5. Miscellaneous.

(a) Notices. All notices provided for by this Agreement shall be given in writing and shall be deemed effective upon personal delivery or five (5) days after deposit with a national postal system or, if sent via overnight delivery, one day after deposit with an established overnight delivery system such as Federal Express. Notice shall be addressed in accordance with the following:

Employee:	Employer:

Tapstone Energy Inc.
Attn: Human Resources
100 East Main Street
Oklahoma City, OK 73104

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(b) Entire Agreement. No supplement, modification, amendment, or waiver of any of the terms, conditions, or provisions in this Agreement can be made unless they are in writing and signed by both the Employer and the Employee.

(c) Parties Bound. This Agreement and the rights and obligations under it shall be binding upon and inure to the benefit of the Employer, the Employee, and their respective heirs, personal representatives, successors and assigns; provided, however, that the Employee may not assign any rights or obligations under this Agreement without the express written consent of the Employer.

(d) Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable, such provision shall be fully severable; this Agreement shall be construed and enforced without such illegal, invalid, or unenforceable provision, and the remaining provisions in this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance. Further, if any of the restrictions in Sections 2 or 3 are deemed unenforceable as written, the parties expressly authorize the court or arbitrator to revise, delete, or add to those restrictions to the extent necessary to enforce the intent of the parties and to provide effective protection for the Employer’s goodwill, specialized training, Confidential Information, and other business interests.

(e) Waiver. Any waiver by the Employer of a breach of any provision of this Agreement must be in writing and signed by the Employer to be effective. Any waiver by the Employer of a breach of this Agreement shall not operate or be construed as a waiver by the Employer of any different or subsequent breach of this Agreement by the Employee.

(f) Governing Law and Venue. It is the intention of the parties that the laws of the State of Oklahoma should govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto without regard to any contrary conflicts of laws principles. It is stipulated that Oklahoma has a compelling state interest in the subject matter of this Agreement, and that the Employee has or will have regular contact with Oklahoma in the performance of this Agreement. The agreed upon venue and personal jurisdiction for the parties on any claims or disputes under this Agreement is the United States District Court for Oklahoma (or should such court lack jurisdiction to hear such action, suit, or proceeding, in a state court in Oklahoma).

(g) Not a Contract of Employment or Other Engagement. The terms and conditions of this Agreement shall not be deemed to constitute a contract of employment between the Employer and the Employee. Any such employment is hereby acknowledged to be, to the extent applicable, an “at will” employment relationship that can be terminated at any time for any reason, or for no reason, with or without cause, and with or without notice, unless expressly

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provided in a written employment agreement. Nothing in this Agreement shall be deemed to give the Employee the right to be retained in the service of the Employer or to interfere with the right of the Employer to discipline or discharge the Employee at any time.

(h) Section Headings. The headings contained in this Agreement are for reference only and do not affect in any way the meaning or interpretation of this Agreement.

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EXHIBIT C

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the Effective Date.

TAPSTONE ENERGY INC.	EMPLOYEE
The “Employer”

By:	Signature:

Its:	Print Name:

Dated:	Dated: